Exhibit 99

Contact: Curtis A. Sampson, Chairman and Chief Executive Officer
         Steven H. Sjogren, President
         Paul N. Hanson, Vice President and Treasurer

For Immediate Release

                    Hector Communications Corporation Reports
                          Results of Shareholders' Vote

May 25, 2004--Hector, MN-- The Annual Meeting of the Shareholders of Hector Communications Corporation (AMEX: HCT) was held on May 20, 2004 in Eden Prairie, MN. The total number of shares outstanding and entitled to vote at the meeting was 3,608,813 of which 3,517,997 were present either in person or by proxy. Shareholders re-elected board members James O. Ericson, Paul N. Hanson and Wayne
E. Sampson to three-year terms expiring at the 2007 Annual Meeting of Shareholders by the following vote:
                                       In Favor                  Abstaining
         James O. Ericson             2,894,955                     623,022
         Paul N. Hanson               2,893,606                     624,371
         Wayne E. Sampson             2,894,705                     623,272

Board members continuing in office are Paul A. Hoff, Luella Gross Goldberg and Gerald D. Pint (whose terms expire at the 2006 Annual Meeting of Shareholders) and Curtis A. Sampson, Steven H. Sjogren and Ronald J. Bach (whose terms expire at the 2005 Annual Meeting of Shareholders).

At the Annual Meeting action was also taken on a shareholder proposal requesting the Company's Board of Directors to either redeem Rights issued under the Company's Rights Plan or submit continuation of the Rights Plan to a vote of the shareholders at a special shareholders meeting. Rights Plans are also known as poison pills and are used by companies as a defense against unsolicited takeovers. At the Annual Meeting 1,190,364 shares (33% of all outstanding shares) voted in favor of the proposal requesting redemption of the Rights, 1,142,136 shares (32% of all outstanding shares) voted against the proposal and 1,276,313 shares (35% of all outstanding shares) abstained or did not vote on the shareholder proposal. The Company's Board of Directors expects to consider the Rights Plan and the results of the voting on the shareholder proposal at its next scheduled board meeting in July.

Hector Communications Corporation is a telecommunications holding company which, through its wholly-owned subsidiaries, provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. The Company presently serves approximately 29,800 telephone access lines and 9,000 cable television subscribers and has minority ownership interests in many other telecommunications companies.


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From time to time in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders and the investing public, the Company may make statements regarding the Company's future financial performance. Such forward looking statements are subject to risks and uncertainties, including but not limited to, the effects of the Telecommunications Act, new technological developments which may reduce barriers for competitors entering the Company's local exchange or cable television markets, higher than expected expenses and other risks involving the telecommunications industry generally. All such forward-looking statements should be considered in light of such risks and uncertainties.
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